As filed with the Securities and Exchange Commission on October 17, 2018

File No. 811-22793

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 20	☒

INVESCO SECURITIES TRUST

(Exact Name of Registrant as Specified in Charter)

11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173

(Address of Principal Executive Offices)(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 626-1919

Jeffrey H. Kupor , Esquire

11 Greenway Plaza, Suite 1000, Houston, Texas 77046

(Name and Address of Agent for Service)

Copies to:

Peter A. Davidson, Esquire Invesco Advisers, Inc. 11 Greenway Plaza, Suite 1000 Houston, Texas 77046-1173	Matthew R. DiClemente, Esquire Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, Pennsylvania 19103-7018

EXPLANATORY NOTE

This Post-Effective Amendment No. 20 to the Registration Statement of Invesco Securities Trust (the “Registrant”) on Form N-1A incorporates herein the Prospectus and Statement of Additional Information of the Invesco Balanced-Risk Aggressive Allocation Fund, a series of the Registrant (the “Fund”), as filed in Post-Effective Amendment No. 19 of the Registrant on February 28, 2018 (Accession No. 0001193125-18-062334) (“Amendment No. 19”), and is being filed to amend and supplement Amendment No. 19.

The audited financial statements of the Fund for the annual period ended October 31, 2017 (as filed on January 8, 2018 (Accession No. 0001193125-18-005467)) and the unaudited semi-annual financial statements of the Fund for the semi-annual period ended on April 30, 2018 (as filed on July 9, 2018 (SEC Accession No. 0001193125-18-214468)) contained in the Annual and Semi-Annual Reports of the Registrant, respectively, are incorporated herein by reference.

The Statement of Additional Information is hereby supplemented as follows:

The following information replaces in its entirety the paragraphs under the heading “DESCRIPTION OF THE FUND AND ITS INVESTMENTS AND RISKS – Investment Strategies and Risks – Foreign Investments – Foreign Securities – Risks of Developing/Emerging Markets Countries” in the Statement of Additional Information:

Risks of Developing/Emerging Markets Countries. The Fund may invest in securities of companies located in developing and emerging markets countries. Unless a Fund’s prospectus includes a different definition, the Fund considers developing and emerging markets countries to be those countries that are (i) generally recognized to be an emerging market country by the international financial community, including the World Bank, or (ii) determined by the Adviser to be an emerging market country. As of the date of this SAI, the Adviser considers “emerging market countries” to generally include every country in the world except those countries included in the MSCI World Index. The Adviser has broad discretion to identify countries that it considers to be emerging market countries and may consider various factors in determining whether to classify a country as an emerging market country, including a country’s relative interest rates, inflation rates, exchange rates, monetary and fiscal policies, trade and current account balances, legal and political developments and any other specific factors the Adviser believes to be relevant. Because emerging markets equity and emerging markets debt are distinct asset classes, a country may be deemed an emerging market country with respect to its equity only, its debt only, both its equity and debt, or neither.

Investments in developing and emerging markets countries present risks in addition to, or greater than, those presented by investments in foreign issuers generally, and may include the following risks:

i.	Restriction, to varying degrees, on foreign investment in stocks;

ii.	Repatriation of investment income, capital, and the proceeds of sales in foreign countries may require foreign governmental registration and/or approval;

iii.	Greater risk of fluctuation in value of foreign investments due to changes in currency exchange rates, currency control regulations or currency devaluation;

iv.	Inflation and rapid fluctuations in inflation rates may have negative effects on the economies and securities markets of certain developing and emerging markets countries;

v.

Many of the developing and emerging markets countries’ securities markets are relatively small or less diverse, have low trading volumes, suffer periods of relative illiquidity, and are characterized by significant price volatility; and

vi.

There is a risk in developing and emerging markets countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies.

PART C

OTHER INFORMATION

Item 28.			Exhibits

a	(1)	-	Second Amended and Restated Agreement and Declaration of Trust of Registrant, dated April 11, 2017. (15)

	(2)	-	Certificate of Trust of Registrant, effective August 20, 2012. (1)

b		-	Amended and Restated By-Laws of Registrant, adopted effective October 26, 2016. (14)

c		-	Articles II, VI, VII, VIII and IX of the Second Amended and Restated Agreement and Declaration of Trust and Articles IV, V and VI, of the Amended and Restated By-Laws define rights of holders of shares.

d	(1)	-	(a) Master Investment Advisory Agreement dated February 25, 2013 between Registrant and Invesco Advisers, Inc. (2)

(b) Amendment No. 1, dated January 1, 2017, to Master Investment Advisory Agreement dated February 25, 2013 between Registrant and Invesco Advisers, Inc. (16)

	(2)	-	(a) Master Intergroup Sub-Advisory Contract for Mutual Funds dated February 25, 2013 between Invesco Advisers, Inc., on behalf of Registrant, and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Ltd., Invesco Asset Management (Japan) Limited, Invesco Australia Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc. and Invesco Canada Ltd. (3)

		-	(b) Termination Agreement dated January 16, 2015, between Invesco Advisers, Inc. and Invesco Australia Limited. (6)

	(3)	-	(a) Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (2)

		-	(b) Amendment No. 1, dated July 30, 2012, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (2)

		-	(c) Amendment No. 2, dated September 25, 2012, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (2)

		-	(d) Amendment No. 3, dated February 25, 2013, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (2)

		-	(e) Amendment No. 4, dated December 16, 2013, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (3)

		-	(f) Amendment No. 5, dated April 22, 2014, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

	-	(g) Amendment No. 6, dated June 26, 2014, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

	-	(h) Amendment No. 7, dated October 14, 2014, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

	-	(i) Amendment No. 8, dated September 30, 2015, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (9)

	-	(j) Amendment No. 9, dated December 21, 2015, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (9)

	-	(k) Amendment No. 10, dated June 30, 2016, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (16)

	-	(l) Amendment No. 11, dated July 1, 2016 to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (16)

	-	(m) Amendment No. 12, dated July 27, 2016 to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (16)

	-	(n) Amendment No. 13, dated October 28, 2016 to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (16)

	-	(o) Amendment No. 14, dated February 27, 2017 to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (16)

	-	(p) Amendment No. 15, dated April 11, 2017 to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (16)

	-	(q) Amendment No. 16, dated December 15, 2017 to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (16)

	-	(r) Amendment No. 17, dated December 18, 2017 to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (16)

(4)	-	(a) Form of Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017. (15)

	-	(b) Form of Amendment No. 1, dated [December 15, 2017] to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017. (16)

		-	(c) Form of Amendment No. 2, dated [December 18, 2017] to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017. (16)

e		-	Omitted pursuant to General Instruction B.2 of Form N-1A.

f		-	Not applicable.

g		-	Amended and Restated Master Custodian Contract dated June 1, 2010 between Registrant and State Street Bank and Trust Company. (1)

h	(1)	-	Transfer Agency and Service Agreement dated February 25, 2013 between Registrant and Invesco Investment Services, Inc. (2)

	(2)	-	Master Administration Services Agreement dated February 25, 2013 between Registrant and Invesco Advisers, Inc. (2)

	(3)	-	Memorandum of Agreement dated December 1, 2017, regarding expense limitations between Registrant and Invesco Advisers, Inc. (16)

	(4)	-	Memorandum of Agreement dated December 1, 2017, regarding fee waivers between Registrant and Invesco Advisers, Inc. (16)

	(5)	-	Eighth Amended and Restated Memorandum of Agreement dated July 1, 2014, regarding securities lending between Registrant and Invesco Advisers, Inc. (6)

i		-	Omitted pursuant to General Instruction B.2 of Form N-1A.

j		-	Omitted pursuant to General Instruction B.2 of Form N-1A.

k		-	Omitted pursuant to General Instruction B.2 of Form N-1A.

l		-	Not applicable.

m		-	Not applicable.

n		-	Not applicable.

o		-	Not applicable.

p	(1)	-	Invesco Advisers, Inc. Code of Ethics, amended January 1, 2018, relating to Invesco Advisers, Inc. and any of its subsidiaries. (16)

	(2)	-	Invesco UK Code of Ethics dated 2018, relating to Invesco Asset Management Limited. (16)

	(3)	-	Invesco Ltd. Code of Conduct, dated October 2017, relating to Invesco Asset Management (Japan) Limited. (16)

	(4)	-	Invesco Hong Kong Limited Code of Ethics dated January 1, 2018, relating to Invesco Hong Kong Limited. (16)

	(5)	-	Invesco Ltd. Code of Conduct, dated October 2017, relating to Invesco Canada. (16)

	(6)	-	Invesco EMEA(ex UK) Employees Code of Ethics dated 2017, relating to Invesco Asset Management Deutschland (GmbH). (16)

(7)	-	Invesco Senior Secured Management Code of Ethics Policy revised August 2016 and Invesco Advisers, Inc. Code of Ethics, amended January 1, 2018. (16)

(8)	-	Invesco PowerShares Capital Management LLC Code of Ethics amended March 7, 2017. (15)

(9)	-	Invesco Asset Management (India) PVT, LTD. Personal Trading Policy amended January 10, 2018 and Invesco Ltd. Code of Conduct dated October 2017 relating to Invesco Asset Management (India) PVT. LTD (16)

(1)	Incorporated herein by reference to Registrant’s Initial Registration Statement, filed on January 16, 2013.
(2)	Incorporated herein by reference to Amendment No. 1, filed on March 12, 2013.
(3)	Incorporated herein by reference to Amendment No. 2, filed on February 28, 2014.
(4)	Incorporated herein by reference to Amendment No. 3, filed on September 8, 2014.
(5)	Incorporated herein by reference to Amendment No. 4, filed on January 21, 2015.
(6)	Incorporated herein by reference to Amendment No. 5, filed on February 25, 2015.
(7)	Incorporated herein by reference to Amendment No. 6, filed on July 15, 2015.
(8)	Incorporated herein by reference to Amendment No. 7, filed on January 29, 2016.
(9)	Incorporated herein by reference to Amendment No. 8, filed on February 26, 2016.
(10)	Incorporated herein by reference to Amendment No. 9, filed on February 26, 2016.
(11)	Incorporated herein by reference to Amendment No. 10, filed on April 1, 2016.
(12)	Incorporated herein by reference to Amendment No. 11, filed on June 3, 2016.
(13)	Incorporated herein by reference to Amendment No. 12, filed on June 15, 2016.
(14)	Incorporated herein by reference to Amendment No. 16, filed on March 28, 2017.
(15)	Incorporated herein by reference to Amendment No. 17, filed on May 25, 2017.
(16)	Incorporated herein by reference to Amendment No. 19, filed on February 28, 2018.

Item 29.	Persons Controlled by or Under Common Control With the Fund

None.

Item 30.	Indemnification

Indemnification provisions for officers, trustees, and employees of the Registrant are set forth in Article VIII of the Registrant’s Second Amended and Restated Agreement and Declaration of Trust and Article VIII of its Amended and Restated Bylaws, and are hereby incorporated by reference. See Item 28(a) and (b) above. Under the Second Amended and Restated Agreement and Declaration of Trust, effective as of April 11, 2017, (i) Trustees or officers, when acting in such capacity, shall not be personally liable for any act, omission or obligation of the Registrant or any Trustee or officer except by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with the Trust; (ii) every Trustee, officer, employee or agent of the Registrant shall be indemnified to the fullest extent permitted under the Delaware Statutory Trust act, the Registrant’s Amended and Restated Bylaws and other applicable law; (iii) in case any shareholder or former shareholder of the Registrant shall be held to be personally liable solely by reason of his being or having been a shareholder of the Registrant or any portfolio or class and not because of his acts or omissions or for some other reason, the shareholder or former shareholder (or his heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or general successor) shall be entitled, out of the assets belonging to the applicable portfolio (or allocable to the applicable class), to be held harmless from and indemnified against all loss and expense arising from such liability in accordance with the Amended and Restated Bylaws and applicable law. The Registrant, on behalf of the affected portfolio (or class), shall upon request by the shareholder, assume the defense of any such claim made against the shareholder for any act or obligation of that portfolio (or class).

The Registrant and other investment companies and their respective officers and trustees are insured under a joint Mutual Fund Directors and Officers Liability Policy, issued by ICI Mutual Insurance Company and certain other domestic issuers, with limits up to $1000,000,000 and an additional $20,000,000 of excess coverage (plus an additional $20,000,000 limit that applies to independent directors/trustees only).

Section 16 of the Master Investment Advisory Agreement between the Registrant and Invesco Advisers, Inc. (“Invesco Advisers”) provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Invesco Advisers or any of its officers, directors or employees, that Invesco Advisers shall not be subject to liability to the Registrant or to any series of the Registrant, or to any shareholder of any series of the Registrant for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Any liability of Invesco Advisers to any series of the Registrant shall not automatically impart liability on the part of Invesco Advisers to any other series of the Registrant. No series of the Registrant shall be liable for the obligations of any other series of the Registrant.

Section 10 of the Master Intergroup Sub-Advisory Contract for Mutual Funds (the Sub-Advisory Contract) between Invesco Advisers, on behalf of Registrant, and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc., Invesco Canada Ltd. and separate Sub-Advisory Agreements with Invesco PowerShares Capital Management LLC and Invesco Asset Management (India) Private Limited (each a Sub-Adviser, collectively the Sub-Advisers) provides that the Sub-Adviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by any series of the Registrant or the Registrant in connection with the matters to which each Sub-Advisory Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance by the Sub-Adviser of its duties or from reckless disregard by the Sub-Adviser of its obligations and duties under each Sub-Advisory Contract.

Item 31.	Business and Other Connections of Investment Advisor

The only employment of a substantial nature of Invesco Adviser’s directors and officers is with the Advisers and its affiliated companies. For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc. and Invesco Canada Ltd. ,Invesco PowerShares Capital Management, LLC and Invesco Asset Management (India) Private Limited (each a Sub-Adviser, collectively the Sub-Advisers) reference is made to Form ADV filed under the Investment Advisers Act of 1940 by each Sub-Adviser herein incorporated by reference. Reference is also made to the caption “Fund Management – The Advisers” in the Prospectus which comprises Part A of this Registration Statement, and to the caption “Investment Advisory and Other Services” of the Statement of Additional Information which comprises Part B of this Registration Statement.

Item 32.	Principal Underwriters

Not applicable.

Item 33.	Location of Accounts and Records

Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, Georgia 30309, will maintain physical possession of each such account, book or other document of the Registrant at the Registrant’s principal executive offices, 11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173, except for those maintained at its Atlanta offices at the address listed above or at its Louisville, Kentucky offices, 400 West Market Street, Suite 3300, Louisville, Kentucky 40202 and except for those relating to certain transactions in portfolio securities that are maintained by the Registrant’s Custodian, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, and the Registrant’s Transfer Agent and Dividend Paying Agent, Invesco Investment Services, Inc., P.O. Box 219078, Kansas City, Missouri 64121-9078.

Records may also be maintained at the offices of:

Invesco Asset Management Deutschland GmbH

An der Welle 5

1st Floor

Frankfurt, Germany 60322

Invesco Asset Management Ltd.

Perpetual Park

Perpetual Park Drive

Henley-on-Thames

Oxfordshire

RG9 1HH

United Kingdom

Invesco Asset Management (Japan) Limited

Roppongi Hills Mori Tower 14F

6-10-1 Roppongi,

Minato-ku, Tokyo 106-6114

Invesco Hong Kong Limited

41/F, Citibank Tower

Three Garden Road, Central

Hong Kong

Invesco Senior Secured Management, Inc.

1166 Avenue of the Americas

New York, NY 10036

Invesco Canada Ltd.

5140 Yonge Street

Suite 800

Toronto, Ontario

Canada M2N 6X7

Invesco PowerShares Capital Management LLC

3500 Lacey Road, Suite 700

Downers Grove, IL 60515

Invesco Asset Management (India) Private Limited

3rd Floor, GYS Infinity, Subhash Road

Paranjpe B Scheme, Ville Parle (East)

Mumbai – 400 057, India

Item 34.	Management Services.

Not applicable.

Item 35.	Undertakings

Invesco Cayman Commodity Fund VI Ltd. undertakes that it will maintain a set of its books and records at an office located within the U.S., and the SEC and its staff will have access to the books and records consistent with the requirements of Section 31 of the 1940 Act and the rules thereunder.

Invesco Cayman Commodity Fund VI Ltd. undertakes that it will designate an agent in the United States for service of process in any suit, action or proceeding before the SEC or any appropriate court and that it will consent to the jurisdiction of the United States courts and the SEC over it.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in Houston, Texas on the 17th day of October 2018.

INVESCO SECURITIES TRUST

By:	/s/ Sheri Morris
Sheri Morris
President